Exhibit 10.63

HANSEN MEDICAL, INC.

May 26, 2010

Bruce J. Barclay

Dear Bruce:

Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President & Chief Executive Officer, and you will report to the Company’s Board of Directors. This is a full-time position. In addition, the Board of Directors will appoint you as a member of the Board of Directors on your first day of employment with the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. In addition, you agree that during your employment with the Company you will serve as a director of no more than one other corporation without the prior consent of the Company’s Board of Directors. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be reviewed annually and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for an incentive bonus of up to 40% of your base salary for the Company’s 2010 fiscal year, prorated based on the number of days you are employed by the Company during that fiscal year (the “Target Bonus”). You will be eligible to earn the Target Bonus based on criteria to be mutually agreed to by you and the Compensation Committee and approved by the Company’s Board of Directors prior to your first day of employment. The Company’s Board of Directors will determine whether and to what extent the bonus criteria have been achieved. With respect to any bonus criteria that are based on the Company’s 2010 operating plan: (i) no bonus will be earned related to such bonus criteria unless you achieve at least 90% of the applicable bonus criteria, (ii) 75% of the related portion of the Target Bonus will be earned upon achievement of 90% of the bonus criteria, (iii) 100% of the related portion of the Target Bonus will be earned upon achievement of 100% of the bonus criteria, and (iv) in the event of achievement between 90-100% of the bonus criteria, the amount of the related portion of your Target Bonus will be determined on a linear basis. Any bonus will be paid within 2 1/2 months after the close of the fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding. For future fiscal years you will be considered for a

Bruce J. Barclay

May 26, 2010

target bonus of at least 40% of your base salary, which target bonus and related bonus criteria will be approved by the Board of Directors at the beginning of such fiscal years.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Relocation Benefits. In order to assist you in relocating to the San Francisco Bay Area and to, in part, mitigate the impact of the higher San Francisco Bay Area housing costs, the Company will pay you a housing and relocation allowance of $15,417 per month. This amount will be paid in accordance with the Company’s standard payroll schedule for the first 12 months of your employment.

5. Equity Awards.

(a) Stock Option. You will be granted an option to purchase 1,700,000 shares of the Company’s Common Stock (the “Option”). The Option will be granted on your first day of employment with the Company (the “Grant Date”). The exercise price per share of the Option will be equal to the fair market value of the Company’s Common Stock on the date the Option is granted. You will vest in 1/8th of the Option shares after 6 months of continuous employment, and the balance will vest in equal monthly installments over the next 42 months of continuous employment, as described in the applicable Stock Option Agreement. The Company intends to grant the Option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4)). While the Option will be granted outside of the Company’s 2006 Equity Incentive Plan (the “Plan”), the other terms and conditions applicable to the Option will be consistent with those applicable to Options granted under the Plan, as described in the applicable Stock Option Agreement.

(b) Performance Options. You will be granted an option to purchase an additional 200,000 shares of the Company’s Common Stock (the “Performance Option”). The Performance Option will be granted on the Grant Date. The exercise price per share of the Performance Option will be equal to the fair market value of the Company’s Common Stock on the date the Performance Option is granted. The Performance Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement. Vesting of the Performance Option will be contingent on the achievement of certain milestones to be mutually agreed to by you and the Compensation Committee and approved by the Company’s Board of Directors prior to the Grant Date, as well as your continuous employment through the applicable milestone vesting date, as further described in the applicable Stock Option Agreement. The Company’s Board of Directors shall determine whether and when a milestone has been achieved, which date of such determination shall be the vesting date with respect to the related option shares. To the extent a milestone is not met by the deadline date, the Performance Option will expire with respect to the related option shares 90 days after the applicable deadline date or, if sooner, the date the Board determines that (i) the milestone was not achieved, and (ii) the unvested option shares shall expire and no longer be subject to the Performance Option.

Bruce J. Barclay

May 26, 2010

(c) Initial Restricted Stock Units. You will be granted restricted stock units representing 50,000 shares of the Company’s Common Stock on the Grant Date. The award will be subject to the terms and conditions applicable to restricted stock unit awards granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Award Agreement. The award will vest in equal quarterly installments over three years of continuous employment, as described in the applicable Restricted Stock Unit Agreement.

(d) Additional Restricted Stock Units. Upon completion of 12 months of continuous employment, you will be granted restricted stock units representing an additional 50,000 shares of the Company’s Common Stock. The award will be subject to the terms and conditions applicable to restricted stock unit awards granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Award Agreement. The award will vest in equal quarterly installments over three years of continuous employment from your 12-month anniversary, as described in the applicable Restricted Stock Unit Agreement.

6. Severance Benefits. The Company will offer you the opportunity to enter into a Retention Agreement in the form attached hereto as Exhibit A.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

8. Legal Fees. The Company shall promptly pay all reasonable costs and expenses (including fees and disbursements of legal counsel) up to $15,000 incurred by you in negotiating the terms and conditions of this letter agreement.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not

Bruce J. Barclay

May 26, 2010

make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A and Exhibit B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

Bruce J. Barclay

May 26, 2010

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on May 26, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before June 9, 2010.

Very truly yours,

HANSEN MEDICAL, INC.

/S/ RUSSELL C. HIRSCH, M.D., PH.D.
By:	Russell C. Hirsch, M.D., Ph.D.
On behalf of the Board of Directors

I have read and accept this employment offer:

/S/ BRUCE J BARCLAY
Signature of Bruce J. Barclay

Dated:	May 26, 2010

Attachment

Exhibit A: Retention Agreement

Exhibit B: Proprietary Information and Inventions Agreement